Exhibit 99.3

Consent of Vantage Point Advisors, Inc.

We hereby consent to (i) the inclusion of our opinion letter, dated April 18, 2022, to the Board of Directors of Bull Horn Holdings Corp. as Annex G to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 related to the proposed merger with Coeptis Therapeutics, Inc. and (ii) the references to such opinion therein under the headings “Questions and Answers,” “Risk Factors,” “Background of the Business Combination,” “Engagement of Vantage Point,” and “Opinion of Vantage Point”. Notwithstanding the foregoing, in giving such consent, we do not thereby admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Vantage Point Advisors, Inc.

Vantage Point Advisors, Inc.

San Diego, California

May 25, 2022